EX-99.B-10

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Pre-Effective Amendment No. 1 to the registration statement on Form N-4 (the "Registration Statement") of our report dated February 5, 1999, relating to the financial statements of Jackson National Life Insurance Company of New York, which appears in such Statement of Additional Information and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Financial Statements" in such Prospectus and under the heading "Services" in such Statement of Additional Information.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
100 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
December 13, 1999